UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                          -----------------------

                                SCHEDULE 13D
                 Under the Securities Exchange Act of 1934
                             (Amendment No. 4)

                       SUNRISE ASSISTED LIVING, INC.
          --------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, par value $0.01 per share
          --------------------------------------------------------
                     (Title of Class of Securities)

                                 86768K106
          --------------------------------------------------------
                               (CUSIP Number)

             FRR Investments Limited c/o Unsworth & Associates
                    Herengracht 483, 1017 BT, Amsterdam
                              The Netherlands
                        Tel. No.: 011-31-20-623-3243

                               with copy to:

           RCW Holdings S.A.R.L. and LMR Global Holdings S.A.R.L.
                         c/o Unsworth & Associates
                    Herengracht 483, 1017 BT, Amsterdam
                              The Netherlands
                        Tel. No.: 011-31-20-623-3243
          --------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               March 27, 2000
          --------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                SCHEDULE 13D

CUSIP No.  86768K106

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            RCW Holdings S.A.R.L.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a)   X
                                                                 ---
                                                            (b)  ___

3.    SEC USE ONLY

4.    SOURCE OF FUNDS

            WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.    CITIZENSHIP OR PLACE OF ORGANIZATION

            Luxembourg


    NUMBER OF          7.  SOLE VOTING POWER            280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER             0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                           280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER        0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO





                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         RCW Equities Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER           0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER      0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO




                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         RCW Overseas  Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER            0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER       0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO




                                SCHEDULE 13D


CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         The LMR Issue Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Guernsey, Channel Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER            0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER      0



11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO




                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         LMR Global Holdings S.A.R.L.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Luxembourg


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER            0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER       0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO

                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         RF Investments Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Guernsey, Channel Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER            0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER       0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO





                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         RF Holdings Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Guernsey, Channel Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER            0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER       0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO




                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         PLR Issue Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Guernsey, Channel Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER            0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER       0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO





                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         St. Anne's Trustees Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Guernsey, Channel Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER             0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER        0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO




                                SCHEDULE 13D


CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         FRR Investments Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER            0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER       0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO





                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         The FRR Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Guernsey, Channel Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER             0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER        0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO





                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     The Monument Trust Company Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Guernsey, Channel Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER             0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER        0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO





                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         RH Investments Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER            0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER      0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO





                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         VXM Investments Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER            0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER       0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO





                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         LXB Investments Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER            0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER       0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO





                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         HR Investments Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER            0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER       0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO





                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Rachel Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Guernsey, Channel Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER            0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER       0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO






                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Vivian Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Guernsey, Channel Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER            0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER       0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO





                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Lillian Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Guernsey, Channel Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER            0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER       0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO





                                SCHEDULE 13D

CUSIP No.  86768K106

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Henry Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   X
                                                                 ---
                                                            (b)  ___

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

         WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                 ( )

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Guernsey, Channel Islands


    NUMBER OF          7.  SOLE VOTING POWER          280,000
     SHARES
  BENEFICIALLY         8.  SHARED VOTING POWER           0
    OWNED BY
      EACH              9. SOLE DISPOSITIVE POWER
    REPORTING                                         280,000
     PERSON
       WITH            10. SHARED DISPOSITIVE POWER       0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
     SHARES
                                 ( )

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.276%

14.  TYPE OF REPORTING PERSON

         CO





     RCW Holdings S.A.R.L., a Luxembourg corporation ("RCW Holdings"), RCW Equities Limited, a Cayman Islands corporation ("RCW Equities"), RCW Overseas Limited, a Cayman Islands corporation ("RCW Overseas"), the LMR Issue Trust, a Guernsey, Channel Islands trust (the "LMR Issue Trust"), The Monument Trust Company Limited, a Guernsey, Channel Islands corporation (the "Monument Trustee"), LMR Global Holdings S.A.R.L., a Luxembourg corporation ("LMR Global Holdings"), RF Investments, a Guernsey, Channel Islands corporation ("RF Investments"), RF Holdings Limited, a Guernsey, Channel Islands corporation ("RF Holdings"), the PLR Issue Trust, a Guernsey, Channel Islands trust (the "PLR Issue Trust"), St. Anne's Trustees Limited, a Guernsey, Channel Islands corporation ("St. Anne's Trustees"), FRR Investments Limited, a Cayman Islands corporation ("FRR Investments"), the FRR Trust, a Guernsey, Channel Islands trust (the "FRR Trust"), RH Investments Limited, a Cayman Islands corporation ("RH Investments"), VXM Investments Limited, a Cayman Islands corporation ("VXM Investments"), LXB Investments Limited, a Cayman Islands corporation ("LXB Investments"), HR Investments Limited, a Cayman Islands corporation ("HR Investments"), Rachel Trust, a Guernsey, Channel Islands trust ("Rachel Trust"), Vivian Trust, a Guernsey, Channel Islands trust ("Vivian Trust"), Lillian Trust, a Guernsey, Channel Islands trust ("Lillian Trust"), Henry Trust, a Guernsey, Channel Islands trust ("Henry Trust" and, collectively with RCW Holdings, RCW Equities, RCW Overseas, the LMR Issue Trust, the Monument Trustee, LMR Global Holdings, RF Investments, RF Holdings, the PLR Issue Trust, St. Anne's Trustees, FRR Investments, FRR Trust, RH Investments, VXM Investments, LXB Investments, HR Investments, the Rachel Trust, the Vivian Trust, and the Lillian Trust, the "Reporting Persons"). The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     Item 5 of the Schedule 13D is hereby amended and restated as follows:

     To the best of the Reporting Persons' knowledge based on the information contained in the Issuer's Annual Report of Form 10-K for the fiscal year ended December 31, 1999, the aggregate number of shares of outstanding Common Stock is 21,938,894 shares. The percentages in this Item 5 are based upon this information.

     (a) LMR Global Holdings holds 280,000 shares of Common Stock, which represent approximately 1.276% of the issued and outstanding shares of Common Stock.

     RH Investments no longer holds directly any of the issued and outstanding shares of Common Stock. RH Investments may, pursuant to Rule 13d-3 and Rule 13d-5(b)(1) of the Exchange Act, be deemed to be the beneficial owner of all shares of Common Stock held by the Reporting Persons representing 1.276% of the outstanding shares of Common Stock.

     VXM Investments no longer holds directly any of the issued and outstanding shares of Common Stock. RH Investments may, pursuant to Rule 13d-3 and Rule 13d-5(b)(1) of the Exchange Act, be deemed to be the beneficial owner of all shares of Common Stock held by the Reporting Persons representing 1.276% of the outstanding shares of Common Stock.

     LXB Investments no longer holds directly any of the issued and outstanding shares of Common Stock. RH Investments may, pursuant to Rule 13d-3 and Rule 13d-5(b)(1) of the Exchange Act, be deemed to be the beneficial owner of all shares of Common Stock held by the Reporting Persons representing 1.276% of the outstanding shares of Common Stock.

     HR Investments no longer holds directly any of the issued and outstanding shares of Common Stock. RH Investments may, pursuant to Rule 13d-3 and Rule 13d-5(b)(1) of the Exchange Act, be deemed to be the beneficial owner of all shares of Common Stock held by the Reporting Persons representing 1.276% of the outstanding shares of Common Stock.

     (b) The Reporting Persons as a group have sole power to vote or to direct the vote and sole power to invest power with respect to 280,000 shares of Common Stock. The Reporting Persons as a group have sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of the shares of Common Stock. See Item 2(a).

     (c) Since the last filing of Amendment No. 3 to Schedule 13D dated March 15, 2000, RH Investments, VXM Investments, LXB Investments and HR Investments each sold the following shares of Common Stock in open market transactions:

                              NUMBER OF              SALE PRICE
DATE                            SHARES              PER SHARE ($)
----                          ---------             -------------
March 15, 2000                725                     14.3750
March 24, 2000                50,250                  12.5010
March 27, 2000                70,000                  12.2230
March 28, 2000                38,875                  12.2521
March 29, 2000                62,500                  12.4010
March 30, 2000                85,900                  12.4240
March 31, 2000                16,725                  12.9340

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

     Exhibit 1. Joint Filing Agreement of the Reporting Parties, dated April 3, 2000.




                                 SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.

Dated:  April  3, 2000


                              RCW Holdings, S.A.R.L.

                              By: /s/ J.B. Unsworth
                                 ------------------------------------
                                 Name: J.B. Unsworth
                                 Title: Manager


                              RCW Equities Limited

                              By: /s/ J.B. Unsworth
                                 ------------------------------------
                                 Name:  J.B. Unsworth
                                 Title:  Director


                              RCW Overseas Limited

                              By: /s/ J.B. Unsworth
                                 ------------------------------------
                                 Name: J.B. Unsworth
                                 Title: Director


                              The LMR Issue Trust by The Monument Trust
                              Company Limited in its capacity as Trustee

                              By: /s/ Geoffrey Le Page
                                 ------------------------------------
                                 Name:  Geoffrey Le Page
                                 Title:  Director


                              LMR Global Holdings, S.A.R.L.

                              By: /s/ J.B. Unsworth
                                 ------------------------------------
                                 Name: J.B. Unsworth
                                 Title: Manager


                              RF Investments Limited

                              By: /s/ J.B. Unsworth
                                 ------------------------------------
                                 Name:  J.B. Unsworth
                                 Title:  Director


                              RF Holdings Limited

                              By: /s/ J.B. Unsworth
                                 ------------------------------------
                                 Name: J.B. Unsworth
                                 Title: Director


                              The PLR Issue Trust by St. Anne's Trustees
                              Limited in its capacity as Trustee

                              By: /s/  Alan Michael Chick
                                 ------------------------------------
                                 Name: Alan Michael Chick
                                 Title:  Director


                              St. Anne's Trustees
                              Limited in its capacity as Trustee of the PLR Issue Trust

                              By: /s/  Alan Michael Chick
                                 ------------------------------------
                                 Name: Alan Michael Chick
                                 Title:  Director


                              FRR Investments Limited

                              By: /s/ J.B. Unsworth
                                 ------------------------------------
                                 Name: J.B. Unsworth
                                 Title: Director


                              The FRR Trust by The Monument Trust
                              Company Limited in its capacity as Trustee

                              By: /s/ Geoffrey Le Page
                                 ------------------------------------
                                 Name:  Geoffrey Le Page
                                 Title:  Director


                              RH Investments Limited

                              By: /s/ J.B. Unsworth
                                 ------------------------------------
                                 Name: J.B. Unsworth
                                 Title: Director


                              Rachel Trust by The Monument Trust
                              Company Limited in its capacity as Trustee

                              By: /s/ Geoffrey Le Page
                                 ------------------------------------
                                 Name:  Geoffrey Le Page
                                 Title:  Director


                              VXM Investments Limited

                              By: /s/ J.B. Unsworth
                                 ------------------------------------
                                 Name: J.B. Unsworth
                                 Title: Director


                              Vivian Trust by The Monument Trust
                              Company Limited in its capacity as Trustee

                              By: /s/ Geoffrey Le Page
                                 ------------------------------------
                                 Name:  Geoffrey Le Page
                                 Title:  Director


                              LXB Investments Limited

                              By: /s/ J.B. Unsworth
                                 ------------------------------------
                                 Name: J.B. Unsworth
                                 Title: Director


                              Lillian Trust by The Monument Trust
                              Company Limited in its capacity as Trustee

                              By: /s/ Geoffrey Le Page
                                 ------------------------------------
                                 Name:  Geoffrey Le Page
                                 Title:  Director


                              HR Investments Limited

                              By: /s/ J.B. Unsworth
                                 ------------------------------------
                                 Name: J.B. Unsworth
                                 Title: Director


                              Henry Trust by The Monument Trust
                              Company Limited in its capacity as Trustee

                              By: /s/ Geoffrey Le Page
                                 ------------------------------------
                                 Name:  Geoffrey Le Page
                                 Title:  Director


                              The Monument Trust Company Limited in its capacity as Trustee of Rachel Trust, Vivian Trust, Lillian Trust, Henry Trust, LMR Issue Trust and FRR Trust

                              By: /s/ Geoffrey Le Page
                                 ------------------------------------
                                 Name:  Geoffrey Le Page
                                 Title:  Director





                                                            EXHIBIT 1

                           JOINT FILING STATEMENT

         The undersigned acknowledge and agree that the foregoing Amendment 4 to Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall be not responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated: April 3, 2000


                                 RCW Holdings, S.A.R.L.

                                 By: /s/ J.B. Unsworth
                                    -------------------------------
                                    Name: J.B. Unsworth
                                    Title: Manager


                                 RCW Equities Limited

                                 By: /s/ J.B. Unsworth
                                    -------------------------------
                                    Name:  J.B. Unsworth
                                    Title:  Director


                                 RCW Overseas Limited

                                 By: /s/ J.B. Unsworth
                                    -------------------------------
                                    Name: J.B. Unsworth
                                    Title: Director


                                 The LMR Issue Trust by The Monument Trust
                                 Company Limited in its capacity as Trustee

                                 By: /s/ Geoffrey Le Page
                                    -------------------------------
                                    Name:  Geoffrey Le Page
                                    Title:  Director


                                 LMR Global Holdings, S.A.R.L.

                                 By: /s/ J.B. Unsworth
                                    -------------------------------
                                    Name: J.B. Unsworth
                                    Title: Manager


                                 RF Investments Limited

                                 By: /s/ J.B. Unsworth
                                    -------------------------------
                                    Name:  J.B. Unsworth
                                    Title:  Director


                                 R F Holdings Limited

                                 By: /s/ J.B. Unsworth
                                    -------------------------------
                                    Name: J.B. Unsworth
                                    Title: Director


                                 The PLR Issue Trust by St. Anne's Trustees
                                 Limited in its capacity as Trustee

                                 By: /s/  Alan Michael Chick
                                    -------------------------------
                                    Name: Alan Michael Chick
                                    Title:  Director


                                 St. Anne's Trustees Limited in its capacity as Trustee of the PLR Issue Trust

                                 By: /s/  Alan Michael Chick
                                    -------------------------------
                                    Name: Alan Michael Chick
                                    Title:  Director


                                 FRR Investments Limited

                                 By: /s/ J.B. Unsworth
                                    -------------------------------
                                    Name: J.B. Unsworth
                                    Title: Director


                                 The FRR Trust by The Monument Trust Company
                                 Limited in its capacity as Trustee

                                 By: /s/ Geoffrey Le Page
                                    -------------------------------
                                    Name:  Geoffrey Le Page
                                    Title:  Director


                                 RH Investments Limited

                                 By: /s/ J.B. Unsworth
                                    -------------------------------
                                    Name: J.B. Unsworth
                                    Title: Director


                                Rachel Trust by The Monument Trust Company
                                Limited in its capacity as Trustee

                                 By: /s/ Geoffrey Le Page
                                    -------------------------------
                                    Name:  Geoffrey Le Page
                                    Title:  Director


                                 VXM Investments Limited

                                 By: /s/ J.B. Unsworth
                                    -------------------------------
                                    Name: J.B. Unsworth
                                    Title: Director


                                 Vivian Trust by The Monument Trust Company
                                 Limited in its capacity as Trustee

                                 By: /s/ Geoffrey Le Page
                                    -------------------------------
                                    Name:  Geoffrey Le Page
                                    Title:  Director


                                 LXB Investments Limited

                                 By: /s/ J.B. Unsworth
                                    -------------------------------
                                    Name: J.B. Unsworth
                                    Title: Director


                                 Lillian Trust by The Monument Trust Company
                                 Limited in its capacity as Trustee

                                 By: /s/ Geoffrey Le Page
                                    -------------------------------
                                    Name:  Geoffrey Le Page
                                    Title:  Director


                                 HR Investments Limited

                                 By: /s/ J.B. Unsworth
                                    -------------------------------
                                    Name: J.B. Unsworth
                                    Title: Director


                                 Henry Trust by The Monument Trust Company
                                 Limited in its capacity as Trustee

                                 By: /s/ Geoffrey Le Page
                                    -------------------------------
                                    Name:  Geoffrey Le Page
                                    Title:  Director


                                 The Monument Trust Company Limited in its capacity as Trustee of Rachel Trust, Vivian Trust, Lillian Trust, Henry Trust, LMR Issue Trust and FRR Trust

                                 By: /s/ Geoffrey Le Page
                                    -------------------------------
                                 Name:  Geoffrey Le Page
                                 Title:  Director